CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated May 20, 2005, relating to the year ending December 31, 2004 and 2003 financial statements and financial statement schedules of Amtrust Financial Services, Inc. appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

BERENSON LLP
June 9, 2006